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EXHIBIT 10.2

STOCK OPTION AGREEMENT

        AGREEMENT, made as of the 6th day of May, 2003, by and between Midway Games Inc., a Delaware corporation, with its principal executive offices at 2704 West Roscoe Street, Chicago, Illinois 60618 ("the Corporation"), and David Zucker, residing at                        Illinois ("Optionee").

W I T N E S S E T H:

        WHEREAS, Optionee, who has not previously been employed by the Corporation, is accepting an offer of employment to serve the Corporation as its President and Chief Executive Officer; and

        WHEREAS, on May 6, 2003 Optionee and the Corporation entered into an Executive Employment Agreement (the "Employment Agreement") that, among other matters, requires the Corporation to grant the options provided for in this Agreement and in a separate Stock Option Agreement under the Corporation's 2002 Stock Option Plan (the "2002 Plan Option Agreement") of even date herewith.

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as a material inducement to Optionee's entering into the Employment Agreement the Corporation is hereby granting to Optionee an option to purchase common stock of the Corporation, par value $.01 per share ("Common Stock") on the following terms and conditions:

        1.     Option. The Corporation hereby grants to Optionee an option (the "Option") to purchase, at any time prior to 5:00 p.m. on May 5, 2013, up to One Million (1,000,000) fully paid and non-assessable shares of Common Stock (the "Initial Shares") at a price of $3.57 per share. Under applicable provisions of the Internal Revenue Code of 1986, as amended, the Option is treated as a non-qualified stock option. The Optionee shall have the right to receive options (the "Additional Options") to purchase additional shares of Common Stock (the "Additional Shares"), as described in Paragraph 9 hereof. The term "Shares", as used hereafter, shall refer to the Initial Shares with respect to the Option and to Additional Shares with respect to any Additional Options.

        2.     Vesting. (a) Subject to paragraph 4 hereof, the Option may be exercised for up to 62,500 Initial Shares on or after November 1, 2004 and the remaining 937,500 Initial Shares shall become exercisable in ten equal quarterly installments on the first day of each February, May, August and November thereafter.

          (b)   In the event of the occurrence of a Change of Control, as provided in Section 15 of the Employment Agreement, the Option shall immediately become vested and fully exercisable with respect to all Shares issuable under the Option and any Additional Options.

        3.     Exercise of Option. Optionee may exercise the Option in whole or in part (but not as to fractional shares), to the extent vested, by delivering to the Corporation a written notice of exercise in the form attached hereto as Exhibit 1, together with payment of the exercise price for the Shares to be purchased and any taxes required to be paid upon exercise. As soon as practicable thereafter, but in no event later than 30 days, the Corporation shall cause to be delivered to or at the order of Optionee certificates evidencing the Shares purchased.

        4.     Option Conditioned on Continued Service. If the services of Optionee to the Corporation shall be terminated for "cause", or if Optionee terminates services to the Corporation without "good reason", as such terms are defined in the Employment Agreement, the Option shall expire immediately upon such termination. If such services shall terminate for any other reason, the Option may be exercised at any time within three (3) months after such termination (or within one year after death by Optionee's executor or administrator); provided that the Option may not be exercised pursuant to this Paragraph except to the extent that Optionee was entitled to exercise the Option at the time of termination of services or death; and in any event, the Option may not be exercised after the original expiration date of the Option.

        5.     Reservation and Listing. The Corporation shall cause to be reserved and kept available out of authorized and unissued shares of Common Stock, from time to time, the number of Shares then issuable upon exercise of the Option (collectively the "Reserved Shares"). So long as any shares of Common Stock are listed on any national securities exchange or automated quotation system, the Corporation will use its best efforts to cause all of the Reserved Shares to be listed on such exchange or quotation system upon official notice of issuance.

        6.     Non-Assignability of the Option. Optionee may not sell, assign or otherwise encumber or dispose of the Option or any interest therein, except by Will or the laws of descent and distribution.

        7.     Registration or Exemption. The Corporation shall not be obligated to issue any Shares if, in the opinion of counsel to the Corporation, the Shares to be so issued are required to be registered or otherwise qualified under the Securities Act of 1933, as amended, or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such shares have been so registered or otherwise qualified. The Corporation shall promptly prepare and file a registration statement under the Securities Act of 1933, as amended (the "Act") with respect to the issuance of the Shares and shall cause such registration statement to become effective as promptly as practical but in no event later than 180 days following the date hereof and shall cause such registration statement to remain in effect (together with a resale prospectus at all times meeting the requirements of the Act) until all of the Shares have been issued to Optionee or his right to receive any Shares terminates or expires, and, with respect to the resale prospectus, until such registration statement is no longer required for Optionee to publicly offer and sell such Shares.

        8.     Adjustments; Merger or Consolidation. (a) New option rights may be substituted for the Option, or the Corporation's duties under the Option may be assumed by a corporation other than the Corporation, or by a parent or subsidiary of the Corporation or such corporation, in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or other similar corporate transaction in which the Corporation is involved. Notwithstanding the foregoing or the provisions of this Paragraph 8, in the event such corporation, or parent or subsidiary of the Corporation or such corporation, does not substitute new option rights for, and substantially equivalent to, the Option, or assume the Option, the Option shall terminate and thereupon become null and void (i) upon dissolution or liquidation of the Corporation, or similar occurrence, (ii) upon any merger, consolidation, acquisition, separation, reorganization, or similar occurrence, where the Corporation will not be a surviving entity or (iii) upon a transfer of substantially all of the assets of the Corporation or more than 80% of the outstanding Common Stock in a single transaction; provided, however, that Optionee shall have the right immediately prior to or concurrently with such dissolution, liquidation, merger, consolidation, acquisition, separation, reorganization or other similar corporate transaction, to exercise any unexpired Option whether or not then exercisable.

          (b)   In the event that the Corporation determines that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Corporation, issuance of warrants or other rights to purchase shares or other securities of the Corporation, or other corporate transaction or event affects the Shares such that an adjustment is determined by the Corporation to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Option, then the Corporation shall, in such manner as it may deem equitable, adjust any or all of (i) the number of Shares or other securities of the Corporation (or number and kind of other securities or property) subject to the Option and (ii) the purchase or other price with respect to the Option or, if deemed appropriate by the Corporation, make provision for a cash payment to Optionee including, if necessary, the termination of the Option. Without limiting the generality of the foregoing, any such adjustment shall be deemed to have prevented any dilution and enlargement of Optionee's rights if Optionee receives in any such adjustment rights which are substantially similar (after taking into account the fact that Optionee has not paid the applicable exercise price) to the rights that Optionee would have received had he exercised the Option and become a stockholder of the Corporation immediately prior to the event giving rise to such adjustment.

          (c)   Adjustments and elections under this Paragraph 8 shall be made by the Corporation's Stock Option Committee, whose determination as to what adjustments, if any, shall be made and the extent thereof shall be final, binding and conclusive.

          (d)   In applying the provisions of this Paragraph 8, actions taken or determinations made by the Corporation or the Stock Option Committee shall be taken or made reasonably and in good faith, in accordance with the terms of this Paragraph 8, and such actions or determinations shall be made in the same manner as they are made for other executive officers of the Corporation.

        9.     Right to Acquire Additional Options. (a) If the Corporation issues additional shares of Common Stock to persons other than Optionee after the date hereof under any circumstances whatsoever, whether pursuant to the exercise of options, warrants or similar rights or otherwise, but prior to the second anniversary of the date hereof, and Optionee remains employed pursuant to the Employment Agreement at the time of such issuance, then, on each such occasion, the Corporation shall promptly grant to Optionee an option to purchase, at any time prior to 5:00 p.m. on May 5, 2013, Additional Shares in an amount (a) equal to 3.23% of the shares so issued if such issuance occurs prior to the first anniversary of the date hereof, and (b) equal to the percentage of such shares so issued (but not to exceed 3.23%) determined by dividing (i) the number of Shares then issuable under unexercised options to purchase Common Stock held by Optionee granted under this Agreement or under the 2002 Plan Option Agreement (collectively, the "Original Option Agreements") immediately prior to such issuance by (ii) the number of outstanding shares of Common Stock immediately prior to such issuance. In each case, the exercise price of each such Additional Option shall be the closing price on the New York Stock Exchange on the date of issue of such Additional Shares. The number of Additional Shares so issued shall be rounded up (if it includes a fraction that equals or exceeds .5 shares) or down (if it includes a fraction that is less than .5 shares) to the nearest whole number of shares. In no event will the aggregate number of Additional Shares exceed 2,250,000 shares of Common Stock (subject to adjustment as provided in Paragraph 8 hereof). If prior to the second anniversary of the date hereof, Optionee's employment under the Employment Agreement is terminated by the Corporation without "cause", as such term is defined in the Employment Agreement, or Optionee resigns his employment for "good reason" under clauses (i), (ii) or (iii) of Section 14.4 of the Employment Agreement, Optionee's right to receive Additional Options hereunder shall continue until the earlier of (i) 90 days after such termination or resignation, and (ii) the second anniversary of the date hereof.

          (b)   Each Additional Option shall become vested and may be exercised in accordance with the provisions of this Paragraph 9(b). If none of the options granted under the Original Option Agreements have been exercised, then each Additional Option may be exercised for up to 25% of the Shares subject thereto on or after May 6, 2004, and the remaining 75% of such Shares shall become exercisable in twelve equal quarterly installments on the first day of each August, November, February and May thereafter. If any options granted under the Original Option Agreements have been exercised, then each Additional Option may be exercised on the vesting dates of the remaining unexercised Shares issuable under the Original Option Agreements in the proportion that the remaining unexercised Shares issuable under the Original Option Agreements on such vesting dates bear to the total remaining unexercised Shares. For example, if of the 1,500,000 Shares issuable under the Original Option Agreements, 300,000 have been exercised leaving 1,200,000 Shares remaining unexercised, and if under the vesting schedule for the Original Options 375,000 Shares would have been exercisable on May 6, 2004, and the balance would have become exercisable as to 93,750 Shares on the first day of each August, November, February and

  May thereafter, then with respect to the Original Options, 75,000 (or 6.25%) of the 1,200,000 remaining Shares would have become exercisable on May 6, 2004, and 93,750 (or 7.8125%) of the 1,200,000 remaining Shares would have become exercisable on each August, November, February and May thereafter. Accordingly, with respect to Additional Options, 6.25% would be exercisable on or after May 6, 2004, and the remaining 93.75% would become exercisable in twelve equal quarterly installments of 7.8125% on each August, November, February and May thereafter. If any installment includes a fraction of a share, such fraction shall be carried forward to subsequent installments. In the event of a "Change of Control," as such term is defined in the Employment Agreement, all Additional Options shall immediately become fully exercisable.

          (c)   Other than as specified in this Paragraph 9, Optionee shall have the same rights under each Additional Option as he has under this Agreement.

        10.   No Rights in Option Stock. Optionee shall have no rights as a stockholder in respect of Shares as to which the Option shall not have been exercised and payment made as herein provided.

        11.   Representations of the Corporation. The Corporation represents and warrants as follows:

          (a)   The entering into and performance of this Agreement by the Corporation has been duly authorized by all necessary corporate action, and this Agreement represents the valid and binding obligation of the Corporation enforceable in accordance with its terms.

          (b)   The Shares have been duly authorized and reserved for issuance in accordance with the terms of this Agreement.

        12.   Enforceability. Should a court of competent jurisdiction deem any of the provisions in this Agreement to be unenforceable in any respect, it is the intention of the parties to this Agreement that this Agreement be enforced to the greatest extent deemed to be enforceable.

        13.   Governing Law; Attorneys Fees to Prevailing Party. This Agreement shall be governed, interpreted and construed in accordance with the substantive laws of the State of Illinois applicable to agreements entered into and to be performed entirely therein. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Cook County, Illinois and waives any claims based on forum non-conveniens. In the event any legal proceedings are commenced by the Corporation against the Executive or by the Executive against the Corporation for any actual or threatened violation of this Agreement, the prevailing party in such proceeding shall be entitled to recover from the losing party all costs and expenses of any kind, including reasonable attorneys fees, incurred in connection with such proceedings.

        14.   Withholding. The Corporation may establish, from time to time, appropriate procedures to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the exercise of the Option. Optionee shall pay to the Corporation all such amounts requested by the Corporation to permit the Corporation to take any tax deduction available to it resulting from the exercise of the Option. Optionee shall also comply with any procedures established from time to time by the Corporation to ensure that the Corporation receives prompt notice of the occurrence of any event which may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or which may make available to the Corporation any tax deduction resulting from the occurrence of such event.

MIDWAY GAMES INC.
	By:	/s/ NEIL D. NICASTRO
	Name:	Neil D. Nicastro
	Title:	Chief Executive Officer
ACCEPTED AND AGREED TO this 6th day of May, 2003.
/s/ DAVID ZUCKER David Zucker

EXHIBIT 1

Dated:

MIDWAY GAMES INC.
2704 West Roscoe Street
Chicago, IL 60618
Attn: Deborah K. Fulton, Esq.

Ladies and Gentlemen:

        Notice is hereby given of my election to purchase            shares of common stock, par value $.01 per share, of Midway Games Inc. (the "Corporation") at a price of                         per share under the provisions of the stock option ("Option") granted to me on May            , 2003.

        Enclosed is my check made payable to Midway Games Inc. in the amount of $                        in payment of the exercise price of the Option and my check in the amount of $                        also made payable to Midway Games Inc. in payment of the tax due on exercise of the Option.

        The following information is supplied for use in issuing and registering the shares purchased:

Number of certificates requested:
Denomination of each certificate:
Full Name:
Name to be printed on each certificate, if different:
Address:
Address of holder, if different:
Social Security Number of holder:
Very truly yours,

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  EXHIBIT 10.2
  EXHIBIT 1